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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-74288 of American Mortgage Acceptance Company on Form S-2 of our report dated March 16, 2001, included and incorporated by reference in the Annual Report on Form 10-K of American Mortgage Acceptance Company for the year ended December 31, 2000, and to the use of our report dated March 16, 2001, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Deloitte & Touche LLP

New York, New York
January 11, 2002